UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 3, 2019
Date of Report (Date of earliest event reported)
(Exact name of registrant as specified in its charter)

Delaware	001-38312	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2125 O'Nel Drive
San Jose, CA 95131
(Address of principal executive offices including zip code)
(408) 727-1885
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Title of each class COMMON STOCK, PAR VALUE $.001 PER SHARE	Trading Symbol EGHT	Name of each exchange on which registered New York Stock Exchange
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Securities registered pursuant to Section 12(b) of the Act:
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On July 3, 2019, amidst rapid employee growth, 8x8, Inc. (the "Company") entered into a lease for a new company headquarters to rent approximately 177,815 square feet of office space as the sole tenant in a new five-story office building located at 675 Creekside Way, Campbell, CA 95008. The Company plans to move to this new location by March 31, 2020.
The lease is for a 132-month term, anticipated to begin on January 1, 2020. The Company has the option to extend the lease for two additional five-year terms, on substantially the same terms and conditions as the prior term, but with the base rent rate adjusted to fair market value at that time.
Base rent is approximately $657,900 per month for the first 12 months of the lease, with the rate increasing by approximately 3% on each anniversary of the lease. The Company is responsible for paying its share of building and common area expenses. The Company is entitled to full rent abatement during the first 12 months of the lease term. The Company is also entitled to a tenant improvement allowance of approximately $15.4 million. The Company will pay to the landlord a security deposit in the amount of approximately $2 million, which may be drawn down in the event the Company defaults under the lease.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 5, 2019

8X8, INC.

By: /s/ Steven Gatoff
Steven Gatoff
Chief Financial Officer